HINTO ENERGY, INC.


               HINTO ENERGY, INC. ANNOUNCES SECOND QUARTER RESULTS


DENVER, CO, August 15, 2014, HINTO ENERGY, INC. (OTCQB: HENI) engaged in the exploration, acquisition, and development of oil and gas properties, with current properties in Utah and Montana today announced its results of operations for the three and six months ended June 30, 2014. The Company generated oil and gas sales of $163,339 during the second quarter of 2014 and $191,339 for the first half of 2014 which is an 88% increase over the comparable period in 2013.

"We are pleased to announce that our second quarter sales are a result of the significant enhancements we've made to the producing wells in our Mason Lakes oil field, located in Musselshell County, Montana," George Harris, Chief Executive Officer of the Company stated. "Management continues to focus on expanding oil production from our Montana operations, through the acquisition of new production and the drilling of new wells."

The Company brought one additional well into production at the beginning of third quarter, and has commenced re-work efforts to bring one more well into production before the end of the third quarter at the Mason Lakes Oil Field. In addition, the Company is in the process of reworking several wells at its Utah property. The results of those operations are expected to be announced late in the third quarter of this year.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties in the Rocky Mountain region of the United States. The Company's current properties include approximately 15,000 acres and 40 wells located in Utah and Montana. The Company is based in Greenwood Village, Colorado.

Notice Regarding Forward-Looking Statements
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This press release may contain  certain  forward-looking  statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.                       Hanover Financial Services
Gary Herick, Vice President - Finance    Ronald J. Blekicki - President/CEO
5350 S. Roslyn Street                    6388 Clearview Road, Suite 100
Greenwood Village, CO 80111              Boulder, CO 80303
(303) 647-4850                           (303) 494-3617
www.hintoenergy.com                      http://www.hanoverfinancialservices.com
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       5350 S. Roslyn Street, Suite 400, Greenwood Village, Colorado 80111
                     Tel: (303) 647-4842 Fax: (303) 848-8353
                               www.hintoenergy.com